Cascade Bancorp (Oregon) Announces Filing of Form 10-Q Quarterly Report and Financial Results for the Second Quarter of 2009

— Second Quarter Net Loss Per Share: of ($1.00) or ($28.1 million) compared to a net loss per share of ($0.12) or ($3.4 million) a year-ago mainly due to $48 million provision for loan losses

— Credit Quality: Reserve for credit losses at 3.50% of total loans; Non-performing assets (NPA’s) at $204.1 million down from $217.3 million for prior quarter

— Total Loans: down 12.7% compared to a year-ago on strategic reduction initiative

— Total Deposits: up 23.3% compared to a year-ago primarily in time deposits to enhance liquidity

— Interest Bearing Balances: held at Federal Reserve Bank of approximately $303.6 million or 13% of total assets to enhance liquidity

— Total Risk Based Capital Ratio: at 8.87% compared to 11.13% a year-ago

— Net Interest Margin: 3.52% vs. 3.86% in the linked-quarter mainly due to the affects of increased balances held at Federal Reserve Bank

BEND, Ore., July 30 /PRNewswire-FirstCall/ — Cascade Bancorp (“Cascade”) (Nasdaq: CACB) reported a second quarter 2009 net loss of $28.1 million or ($1.00) per share compared to a net loss of $3.4 million or ($0.12) per share for the year-ago quarter due to elevated loan loss provision expense, decreased interest income, and an increase in noninterest expense due to OREO valuation charges and a higher FDIC deposit insurance assessment.

Consistent with our strategic initiative to reduce loans, at June 30, 2009, Cascade’s loan portfolio declined to approximately $1.8 billion, down $265.4 million and $132.5 million compared to a year-ago and on a linked-quarter basis, respectively.  Total deposits at June 30, 2009, were $2.0 billion, up 23.3% compared to the year-ago quarter mainly from increased time deposits; importantly, core customer relationship deposits appear to have stabilized in the current quarter compared to the linked-quarter.   As to credit quality, the second quarter 2009 provision for loan losses totaled $48.0 million (pre-tax) with net loan charge-offs of $35.3 million (pre-tax) primarily due to deteriorating appraised values on collateral dependent loans.  NPA’s stabilized at $204.1 million down from $217.3 million in the linked-quarter while delinquent loans improved to 0.52% of the loan portfolio from 0.90% for the linked quarter.

Net interest income decreased to $18.9 million for the second quarter of 2009 due to lower loan balances and interest reversed and foregone on non-performing loans.  Non-interest income declined $0.7 million from the year-ago level while non-interest expense increased by $5.2 million, including $4.0 million of OREO valuation adjustments, while FDIC insurance expense increased $1.2 million.

Patricia L. Moss, CEO, remarked,  “Our second quarter loss was driven by higher loan loss provision expense, which reflects the decline in real estate values hard hit by this economic cycle.”  Moss continued, “While we cannot control real estate values which have had a very direct impact on the land development portfolio, we were able to make strides in implementing a three pronged strategy to mitigate risk under current conditions.  First, the Company worked to stabilize and grow deposits.  This initiative has successfully led to increased deposits of over $80 million from loyal customers choosing to keep their money working in their local community. Deposit growth was also fueled by increased internet sourced deposits.  Second we reduced loans this quarter by $132.5 million through select loan sales and participations as well as non-renewal of mainly transaction only loans where we did not consider ourselves the borrower’s primary bank.  Lowering our loan balances helps reduce credit risk and supports the Bank’s regulatory capital ratios.  Third, we improved our available liquidity by increasing overnight cash on hand with the Federal Reserve Bank to $303.6 million or approximately 13% of total assets during the quarter.” Moss concluded, “All these actions have helped bolster the Bank’s resources under the challenging conditions facing our bank, customers and communities. We remain focused and committed to effectively managing and strengthening our resources as we build toward a long-term future of financial and economic health in our communities.”

The net interest margin (NIM) was 3.52% for the second quarter of 2009 compared to 3.86% for the linked-quarter and 4.52% in the year-ago period mainly due to increases in interest bearing balances held with Federal Reserve Bank for liquidity purposes.  In addition, NIM was affected by approximately 11 basis points due to interest reversals and elevated level of non-performing assets that do not earn interest income.

At June 30, 2009, the Company’s leverage, tier 1 capital and total risked-based capital ratios were 5.19%, 6.03% and 8.87%, respectively, meeting the benchmarks for “adequately capitalized” by regulatory standards. These ratios include a reduction of 63 basis points in the leverage ratio and 74 basis points in the tier 1 and total risked-based capital ratios related to a disallowance of $14.7 million or approximately 43% of the Company’s deferred tax assets based upon a regulatory accounting calculation standard that is not directly applicable under generally accepted accounting principles. Regulatory benchmarks for adequately capitalized designation are 4%, 4% and 8% for leverage, tier 1 capital and total risked-based capital, respectively; “well capitalized” benchmarks are 5%, 6%, and 10%, for leverage, tier 1 capital and total risked-based capital, respectively.

Cascade’s SEC filing of Form 10-Q as of the second quarter of 2009 includes substantial detail and discussion as to the financial results and condition of Cascade as of June 30, 2009 and the reader is encouraged to review this filing at 10Q CACB or http://www.botc.com or request a copy from Debbie Bleile at DebbieB@botc.com, (541) 617 – 3513 or by mail at P.O. Box 369, Bend, Oregon 97709.

About Cascade Bancorp and Bank of the Cascades

Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets.  Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley.  The Bank has a business strategy that focuses on delivering the best in community banking for the financial well-being of customers and shareholders. It executes its strategy through the consistent delivery of full relationship banking focused on attracting and retaining value driven customers. In December 2008, Bank of the Cascades was named by the Portland Business Journal as one of Oregon’s Most Admired Companies in the Financial Services category, as chosen by Oregon CEOs. For further information, please visit our web site at http://www.botc.com.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements. Such risks and uncertainties may include but are not necessarily limited to general and local economic conditions, including the residential and commercial real estate markets; changes in interest rates, including timing or relative degree of change; inflation; credit quality and concentrations; our ability to raise additional capital to address the risk of exacerbated or protracted economic declines; competition within the business areas in which Cascade is conducting its operations; changes in regulatory conditions or requirements or new legislation; and changes in accounting policies.  These statements include, among others, statements related to future profitability levels and future earnings.   For a discussion of factors, which could cause results to differ, please see Cascade's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and Cascade's press releases. When used in this release, the words or phrases such as "will likely result in", "management expects that", "will continue", "is anticipated", "estimate", "projected", or similar expressions constitute forward-looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. Cascade undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

CONTACT:  Gregory D. Newton, EVP, Chief Financial Officer, +1-541-617-3526, or Patricia L. Moss, President & Chief Executive Officer, +1-541-385-6205, both of Cascade Bancorp